Exhibit 99.1
La Quinta
PRESS RELEASE

Contact:	Tom Ward Investor Relations 214-492-6689 tom.ward@laquinta.com
LA QUINTA PROPERTIES, INC. ANNOUNCES CASH TENDER OFFERS AND
RELATED CONSENT SOLICITATIONS FOR OUTSTANDING DEBT SECURITIES
     Dallas (December 20, 2005) — La Quinta Properties, Inc. announced today that it had commenced cash tender offers for any and all of its outstanding 8⅞% Senior Notes due March 15, 2011 (the “8⅞% Notes”), 7% Senior Notes due August 15, 2012 (the “7% Notes due 2012”), 7% Notes due August 15, 2007, 7.27% Medium Term Notes due February 26, 2007 and 7.33% Medium Term Notes due April 1, 2008 (collectively, the “Notes”), as well as related consent solicitations to amend such Notes and the indentures pursuant to which they were issued. The tender offers and consent solicitations are being conducted in connection with the previously announced agreement of La Quinta Corporation (NYSE: LQI) and La Quinta Properties, Inc. to merge with affiliates of The Blackstone Group.
     The consent solicitations will expire at 5:00 p.m., New York City time on Friday, January 6, 2006, unless extended or earlier terminated by the Company (the “Consent Expiration Date”). Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Expiration Date. The tender offers will expire at 8:00 a.m., New York City time on Wednesday, January 25, 2006, unless extended or earlier terminated by the Company (the “Offer Expiration Date”).
     Holders tendering their Notes will be required to consent to proposed amendments to the Notes and to the indentures governing the Notes, which will eliminate substantially all of the restrictive covenants contained in the indentures and the Notes (except for certain covenants related to asset sales and change of control offers), as well as certain events of default and modify covenants regarding mergers to permit mergers with limited liability companies and provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions, as well as modify or eliminate certain other provisions contained in the indentures and the Notes. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.
     The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the tender offers is the price (calculated as described in the Offer to Purchase referred to below) equal to (i) the sum of (a) the present value, determined in accordance with standard market practice, on the payment date for Notes purchased in the tender offers of $1,000 (or, in the case of the 8⅞% Notes and the 7% Notes due 2012, $1,044.38 and $1,035.00, respectively) plus (b) the present value of the interest that accrues and is payable from the last interest payment date prior to the payment date until the applicable maturity date (or, in the case of the 8⅞% Notes and the 7% Notes due 2012, the earliest scheduled redemption dates of March 15, 2007 and August 15, 2008, respectively) for the Notes, in each case determined on the basis of a yield to such maturity date (or, in the case of the 8⅞% Notes and the 7% Notes due 2012, the earliest scheduled redemption date) equal to the sum of (A) the yield to maturity (the “Reference Yield”) on the applicable U.S. Treasury Security specified below (the “Reference Security”), as calculated by Bear, Stearns & Co. Inc. in accordance with standard market practice, based on the bid-side price of such Reference Security as of 2:00 p.m., New York City time, on the second business day immediately preceding the Offer Expiration Date, as displayed on the applicable page of the Bloomberg Government Pricing Monitor specified in the table below or any recognized quotation source selected by Bear, Stearns & Co. Inc. in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (B) 50 basis points, minus (ii) accrued and unpaid interest to, but not including, the payment date (in each case, the “Total Consideration”).
     The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes payable in respect of Notes validly tendered and not withdrawn and as to which consents to the proposed amendments are delivered on or prior to the Consent Expiration Date (the “Consent Payment”). Holders of the Notes must validly tender and not withdraw Notes on or prior to the Consent Expiration Date in order to be eligible to receive the Total Consideration for such Notes purchased in the tender offers. Holders who validly tender their Notes after the Consent Expiration Date and on or prior to the Offer Expiration Date will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the $30.00 Consent Payment. In each case, Holders whose Notes are accepted for payment in the Offers shall receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the payment date for Notes purchased in the offers.
     The following table summarizes certain terms of the tender offers.

	Aggregate Principal			Relevant Bloomberg
CUSIP No.	Amount Outstanding	Security Description	Reference Security	Page
50419QAD4	$325,000,000	8⅞% Senior Notes due March 15, 2011	3.375% US Treasury Note due 2/28/07	BBT4

50419QAF9	$200,000,000	7% Senior Notes due August 15, 2012	3.25% US Treasury Note due 8/15/08	BBT5

58501TAJ7	$160,000,000	7% Notes due August 15, 2007	2.75% US Treasury Note due 8/15/07	BBT4

50419EAB5	$50,000,000	7.27% Medium Term Notes due February 26, 2007	2.25% US Treasury Note due 2/15/07	BBT4

50419EAC3	$50,000,000	7.33% Medium Term Notes due April 1, 2008	3% US Treasury Note due 2/15/08	BBT4
     The tender offers and consent solicitations are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated December 20, 2005 (the “Offer to Purchase”), and the related Consent and Letter of Transmittal. The tender offers are subject to the satisfaction of certain conditions, including receipt of consents sufficient to approve the proposed amendments and the mergers having occurred, or shall be occurring, substantially concurrent with the Offer Expiration Date. Further details about the terms and conditions of the tender offers and the consent solicitations are set forth in the Offer to Purchase.

     The Company has retained Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated to act as the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations and they can be contacted at (877) 696-BEAR (toll-free) and (800) 624-1808 (toll-free), respectively. The documents relating to the tender offers and consent solicitations are expected to be distributed to holders beginning today. Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent, which can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (for all others toll-free).
     This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of Notes. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offers or consent solicitations are required to be made by a licensed broker or dealer, they shall be deemed to be made by Bear, Stearns & Co. Inc. or Morgan Stanley & Co. Incorporated on behalf of the Company.
About La Quinta
La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns and operates 360 hotels and franchises more than 240 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.